UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2017 (July 18, 2017)

ALLERGAN PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36867	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Election of Director and Committee Appointments

On July 18, 2017, the Board of Directors (the “Board”) of Allergan plc (the “Company”) appointed Mr. Joseph H. Boccuzi as a director (“Director”) of the Company, effective immediately. The Board is currently comprised of 13 Directors. On July 19, 2017, Mr. Boccuzi was also appointed to serve on the Compensation Committee (the “Compensation Committee”) of the Board.

Mr. Boccuzi retired from Spencer Stuart, Inc. (“Spencer Stuart”) in December 2016 after 24 years of service, where he played a central role in establishing and building the firm’s Life Sciences Practice. He served in positions of increasing responsibility within Spencer Stuart, most recently as a Partner in Spencer Stuart’s Global Life Sciences, Board and Chief Executive Officer Practices. Prior to joining Spencer Stuart, Mr. Boccuzi worked in executive search, venture capital and corporate management roles. He served as a consultant with Paul R. Ray & Company, an executive search firm. Prior to that, he worked as a Financial Advisor for Merrill Lynch, Pierce, Fenner & Smith, Incorporated. Mr. Boccuzi also held several leadership positions at National Patent Development Corporation, a venture capital firm specializing in medical technology and investment throughout the U.S. and worldwide. While there, he managed four medical startup operations, serving as chief operating officer, board member and adviser to the board of directors of each such operation. Prior to that, Mr. Boccuzi worked in sales for Xerox Corporation.

Mr. Boccuzi will receive compensation for his service as a non-employee director of the Company’s Board in accordance with the terms of the Company’s director compensation program, which is described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2017.

In addition, on July 19, 2017, Ms. Adriane M. Brown, a current Director, was appointed to serve on the Audit and Compliance Committee of the Board.

(e)

Severance Plan for Senior Management

On July 20, 2017, the Compensation Committee of the Board approved the Allergan plc 2017 Executive Severance Plan (the “Severance Plan”). The Company’s executive officers other than the Chief Executive Officer, as well as certain other key management members, in each case who are designated by the Compensation Committee from time to time (collectively, the “Participants”), will participate in the Severance Plan.

The Severance Plan provides each Participant with the following severance payments and benefits upon a termination of employment either (1) by the Company without “Cause” or by the Participant for “Good Reason”, in each case, during the period beginning sixty days prior to a “Change in Control” and ending on the second anniversary of a “Change in Control” (each such capitalized term as defined in the Severance Plan) (the “CIC Protected Period”, and such termination a “CIC Termination”) or (2) by the Company without “Cause” outside of the CIC Protected Period (a “Non-CIC Termination”):

•	a lump-sum cash payment equal to (a) 1.5, for a Non-CIC Termination, or 2.5, for a CIC Termination, multiplied by (b) the sum of (1) the Participant’s annual base salary plus (2) his or her target annual bonus award for the fiscal year in which the termination occurs;

•	continued health-care coverage for a period of 24 months (for a Non-CIC Termination) or 30 months (for a CIC Termination), in each case, with the Participant paying active employee premium rates; and

•	outplacement assistance for up to 24 months (for a Non-CIC Termination) or 30 months (for a CIC Termination).

Treatment of any outstanding bonus awards, equity awards and long-term incentive awards upon any termination of employment will be governed by the terms of the applicable plan and award agreement and not by the Severance Plan.

A Participant’s receipt of severance payments and benefits under the Severance Plan is conditioned upon his or her execution of an effective release of claims against the Company and compliance with any restrictive covenants, including non-competition, non-solicitation and other customary restrictive covenants, as set forth in such release. Payments and benefits under the Severance Plan will be offset against any duplicate payments or benefits a Participant may be entitled to under any other severance plan, agreement, arrangement or program of the Company.

Participants are not entitled to receive an excise tax gross-up. Rather, any payment or benefit received by the Participant (whether payable under the terms of the Severance Plan or any other plan or arrangement with the Company or an affiliate of the Company) that would constitute a “parachute payment” within the meaning of Internal Revenue Code Section 280G will be reduced to the extent necessary so that no portion will be subject to any excise tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant exceeds the net after-tax benefit that would be received by the Participant if no reduction was made.

This summary of the Severance Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Severance Plan, which will be filed with the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2017	Allergan plc

	By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
Chief Legal Officer and Corporate Secretary